December 18, 2015

Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated December 27, 2006 regarding the sale of shares of the Geneva Advisors All Cap Growth Fund, our opinion dated April 22, 2010 regarding the sale of shares of the Geneva Advisors Equity Income Fund, our opinion dated May 21, 2013 regarding the sale of shares of the Geneva Advisors International Growth Fund, our opinion dated December 19, 2013 regarding the sale of shares of the Geneva Advisors Small Cap Opportunities Fund, and our opinion dated November 18, 2014 regarding the sale of shares of the Geneva Advisors Emerging Markets Fund,  each a series of Trust for Professional Managers.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Godfrey & Kahn, S.C. GODFREY & KAHN, S.C.